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                                                                 Exhibit 12


           American General Finance Corporation and Subsidiaries

             Computation of Ratio of Earnings to Fixed Charges



                                                        Nine Months Ended
                                                          September 30,
                                                       1994          1993
                                                     (dollars in thousands)

Earnings:

  Income before provision for income
    taxes and cumulative effect of
    accounting changes                               $276,798      $246,100
  Interest expense                                    292,882       277,738
  Implicit interest in rents                            9,097         8,050

Total earnings                                       $578,777      $531,888

Fixed charges:

  Interest expense                                   $292,882      $277,738
  Implicit interest in rents                            9,097         8,050

Total fixed charges                                  $301,979      $285,788


Ratio of earnings to fixed charges                       1.92          1.86
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